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Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corporation Reports Strong 2004 Second Quarter Operating Results;
Increases Full Year 2004 Outlook

Oak Brook, IL – July 27, 2004 – RC2 Corporation (NASDAQ:RCRC) today announced its results for the second quarter and six months ended June 30, 2004. Net income was $6.2 million or $0.33 per diluted share in the 2004 second quarter as compared with $3.7 million or $0.21 per diluted share in the year ago second quarter. Net income for the six months ended June 30, 2004 was $9.1 million or $0.49 per diluted share as compared with $6.6 million or $0.37 per diluted share for the six months ended June 30, 2003. Results for 2004 include Playing Mantis, Inc. (Playing Mantis) from June 1, 2004. Results for 2003 include Learning Curve International, Inc. (Learning Curve) from March 1, 2003. As these acquisitions were accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Playing Mantis or Learning Curve.

Second Quarter Operating Results
Net sales for the second quarter decreased by 1.0% to $69.4 million compared with $70.1 million for the second quarter a year ago. This sales decrease was primarily attributable to the decrease in the automotive, high performance and racing vehicle replicas category. Sales increased in the traditional children’s toys, agricultural, construction and outdoor sports vehicle replicas and collectible figures categories. (Refer to the attached supplemental sales reporting schedule.) Sales during the month of June for products acquired from Playing Mantis were less than $1 million with an earnings impact that was slightly dilutive to earnings per share. Gross margin increased to 52.9% from 48.8%, primarily due to a more favorable product sales mix, continuing efforts to eliminate low volume and low margin products and integration savings related to the Learning Curve acquisition. Selling, general and administrative expenses as a percentage of net sales held almost constant at 38.3% in the second quarter of 2004 compared with 38.2% in the second quarter of 2003. Operating income increased 37.8% to $10.2 million or 14.7% of net sales from $7.4 million or 10.6% of net sales in the prior year second quarter.

Year to Date Operating Results
Net sales for the six months ended June 30, 2004 increased by 16.3% to $130.7 million compared with $112.4 million for the six months ended June 30, 2003. The increase was primarily attributable to the addition of the Learning Curve business for the entire first half of 2004 compared with only four months in 2003. Net sales increases occurred in our traditional children's toys, agricultural, construction and outdoor sports vehicle replicas, and collectible figures categories, but these were partially offset by decreases in our other product categories. (Refer to the attached supplemental sales reporting schedule.) On a pro forma basis, consolidated net sales for the first half of 2004 increased 1.4% when compared to the consolidated net sales for the first half of 2003. The pro forma consolidated net sales assume that the Learning Curve acquisition occurred as of January 1, 2003. Gross margin for the six months ended June 30, 2004 increased to 51.8% as compared with 50.5% for the comparable period in 2003, due to a more favorable product mix in 2004 and continuing efforts to eliminate low volume and low margin products. Selling, general and administrative expenses as a percentage of net sales were 39.9% for the first six months of 2004 as compared with 39.5% for the same period in 2003. Operating income increased 25.8% to $15.6 million or 11.9% of net sales for the six months ended June 30, 2004 as compared with $12.4 million or 11.0% of net sales for the six months ended June 30, 2003.

Recent Developments
On June 4, 2004, we entered into separate definitive agreements to acquire The First Years Inc. (NASDAQ: KIDD) and Playing Mantis, Inc. The First Years is a leading international developer and marketer of infant and toddler care and play products sold under The First Years® brand name and under various licenses, including Winnie the Pooh. The First Years’ products are sold at toy, mass merchandising, drug and grocery chains, and at specialty retailers. Net sales for the twelve months ended March 31, 2004 were $138.9 million. The acquisition is expected to close in RC2’s 2004 third quarter, subject to a number of closing conditions including approval by the holders of at least two-thirds of The First Years common stock.

Playing Mantis designs and markets collectible vehicle replicas under the Johnny Lightning® and Polar Lights® brands and collectible figures under the Memory Lane™ brand. Playing Mantis’ products are primarily sold at mass merchandising, hobby, craft, drug and grocery chains. In 2003, Playing Mantis’ net sales were $28.5 million. The transaction was an asset purchase and was effective on June 1, 2004.

Commentary
Curt Stoelting, CEO of RC2 commented, “We are very pleased with our second quarter results and the first half performance of the Company. Our results reflect the successful integration of Learning Curve and our focus on growing our key brands on a sustainable basis, continuing to manage our costs and delivering strong margins. We also are continuing to de-emphasize sales of certain low volume and low margin products.

“As expected, during the second quarter chain retailers shifted their ordering patterns to be closer to consumer sales in the second half of the year. We are encouraged by the increases in our sales to the hobby and specialty retail and OEM dealer channels. Our traditional children’s toys and agricultural, construction and outdoor sports vehicle replica categories

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are up nicely due to strong performance in our Thomas & Friends and John Deere branded product lines. Our automotive, high performance and racing replica category was below prior year sales primarily due to difficult comparisons to our strong The Fast and The Furious product line sell-in last year. However, we expect to have positive results from our new Orange County Chopper / American Chopper vehicle replica product line in the second half of 2004. Our sports trading cards and racing apparel and souvenirs category is down due to continued softness in NASCAR licensed products.

“In June, we completed the acquisition of Playing Mantis and have quickly moved forward with its integration into RC2. Playing Mantis has a great reputation with collectors and retailers and adds depth to RC2’s collectible vehicle and figure categories. This acquisition also leverages RC2’s existing sales channels, China based sourcing, logistics and customer support functions. The combination also provides strong synergies to cross-utilize current licenses and to obtain new licenses.

“Our acquisition of The First Years is expected to close in the third quarter and with its addition, we believe RC2 will become a stronger, more diverse company. We are encouraged by the strong second quarter sales and profits, excluding merger costs, announced by The First Years late last week. We believe our combination with The First Years will provide a platform on which we can organically grow our sales in both the infant and preschool market segments. We are ready to move forward with our integration plans as soon as we close.

“We also anticipate that we will complete our previously announced secondary public offering of common stock shortly and use the proceeds to partially pay for the acquisition of The First Years. We believe the offering will help us maintain a strong balance sheet and provide us with increased financial flexibility, so that we will be in a better position to take advantage of future opportunities.”

Stoelting concluded, “We look forward to the second half of this year and to 2005. We believe RC2 has a unique business model, focused on building and growing a sustainable portfolio of brands. Our diverse brands, product lines and channels of distribution provide stability and organic growth and our recent acquisitions create multiple areas of opportunity for additional growth.”

Financial Outlook
The Company expects to increase sales in its existing product lines as well as to benefit from the introduction of new products and the inclusion of sales from the recently completed acquisition of Playing Mantis and the pending acquisition of The First Years. As we have previously announced, the Company is developing an all new Bob the Builder preschool product line which will begin shipping in 2005. Sales increases are dependent on a number of factors including completion of the pending acquisition of The First Years, continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing of retailer orders and ship dates.

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The Company expects seasonality will continue to be a significant factor. Potential additional sales increases and the majority of expected earnings are likely to occur in the second half of the year with sales continuing to shift from the third quarter to the fourth quarter. Pro forma diluted earnings per share (EPS) for 2003, including the $0.19 of reductions in the income tax provision, were $1.96, which is $0.16 lower than the actual diluted EPS reported for 2003.

Prior to the inclusion of the pending acquisition of The First Years and the completed acquisition of Playing Mantis and the completion of the Company’s pending secondary offering of common stock, the Company had expected to increase its 2004 diluted EPS to a range of $2.04 - $2.09. With the strong first half results and with the inclusion of Playing Mantis and the pending acquisition of The First Years, the Company expects to increase EPS for full year 2004, net of the dilution from the Company’s pending common stock offering, to $2.19 - $2.24. This range is based on current estimates for the timing of closing The First Years’ transaction and the timing of achieving certain integration cost savings from both The First Years and Playing Mantis acquisitions.

Company Description
RC2 (www.rc2corp.com) is a leading designer, producer and marketer of high quality, innovative, branded collectible, hobby, toy and infant products targeted at adults and children. The Company's leadership position is measured by sales and brand recognition. The Company’s diverse product offerings include: RC2's Learning Curve Brands for traditional children's and infant toys and RC2's Collectible Brands, which consist of automotive, high performance and racing vehicle replicas; agricultural, construction and outdoor sports vehicle replicas; sports trading cards, apparel and souvenirs; and collectible figures. These products are sold under the Company’s market-focused brand names, including Racing Champions®, Ertl®, Ertl Collectibles®, Learning Curve®, American Muscle™, Johnny Lightning®, AMT®, Polar Lights®, W. Britain®, Press Pass®, Eden®, Feltkids®, JoyRide®, JoyRide Studios® and Memory Lane™. The Company generally supports its brands and enhances the authenticity of its products by linking them with highly recognized licensed properties from high-profile companies such as John Deere, HIT Entertainment (Thomas & Friends and Bob the Builder), Case New Holland, Polaris, Honda, Ford, GM, DaimlerChrysler, NASCAR, NHRA, Texaco, Disney, Universal Studios, Warner Brothers, DIC Entertainment, Discovery Channel and Microsoft, among others. The Company’s products are marketed through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, OEM dealers, corporate accounts for promotional purposes and direct to consumers. The Company sells through more than 25,000 retail outlets located in North America, Europe, Australia and Asia Pacific.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, July 27, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.companyboardroom.com or at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

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Forward Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “plans,” “potential,” “estimate,” “predict,” “continue,” “future,” “should,” “will,” “would” or the negative of these terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the acquisition of The First Years is subject to a number of conditions, including approval by the holders of two-thirds of The First Years common stock and other closing conditions, and no assurance can be given that the acquisition will be consummated; the resolution of a purported class action lawsuit filed against The First Years and each of its directors in Massachusetts state court claiming breach of fiduciary duties and seeking to prevent the completion of the Company’s pending acquisition of The First Years; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

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RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,

	2004	2003	2004	2003

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$69,399	$70,059	$130,699	$112,411
Cost of sales (1)	32,661	35,841	62,952	55,642

Gross profit	36,738	34,218	67,747	56,769
Selling, general and administrative expenses (1)	26,559	26,774	52,141	44,416

Operating income	10,179	7,444	15,606	12,353
Interest expense	668	1,061	1,454	1,421
Other expense (income)	(127)	359	(85)	219

Income before income taxes	9,638	6,024	14,237	10,713
Income tax expense	3,468	2,289	5,125	4,071

Net income	$6,170	$3,735	$9,112	$6,642

(1)    Depreciation expense was approximately $3.0 million and $3.1 million for the quarters ended June 30, 2004 and 2003, respectively.  Depreciation expense was approximately $6.0 million and $5.7 million for the six months ended June 30, 2004 and 2003, respectively.

EPS:
Net income per share
Basic	$0.35	$0.22	$0.52	$0.39
Diluted	$0.33	$0.21	$0.49	$0.37
Weighted average shares outstanding
Basic	17,540	17,142	17,481	16,906
Diluted	18,655	18,169	18,576	17,862

Selected Consolidated Balance Sheet Data

	June 30, 2004	March 31, 2004	June 30, 2003

	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$11,805	$12,710	$16,773
Trade accounts receivable, net	50,780	46,608	48,805
Inventory	48,974	36,989	50,821
Accounts payable and accrued expenses	52,779	40,124	46,920
Line of credit	28,750	11,750	57,000
Notes payable	42,500	46,250	60,000
Stockholders' equity	$239,189	$230,342	$186,190

General Notes:

(a)    Results for 2003 include Learning Curve International, Inc. from March 1, 2003. Results for 2004 include Playing Mantis, Inc. from June 1, 2004. As these acquisitions were accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Learning Curve or Playing Mantis.

(b)   Certain prior year amounts have been reclassified to conform to the current year presentation.

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RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
	Quarter ended June 30, 2004	Quarter ended June 30, 2003	Six months ended June 30, 2004	Six months ended June 30, 2003
Net sales by Category:
Traditional children’s toys	$34,803	$30,982	$67,925	$42,170
Automotive, high performance and racing vehicle replicas	14,167	19,168	26,682	33,714
Agricultural, construction and outdoor sports vehicle replicas	9,491	8,529	18,162	16,647
Sports trading cards and racing apparel and souvenirs	7,474	9,225	11,818	15,584
Collectible figures	2,280	1,341	3,871	3,041
Other	1,184	814	2,241	1,255

Net sales	$69,399	$70,059	$130,699	$112,411

Net sales by Channel:
Chain retailers	$27,924	$31,371	$55,248	$48,958
Specialty and hobby wholesalers and retailers	27,240	26,321	51,359	39,974
OEM dealers	6,994	5,095	11,085	10,300
Corporate promotional	3,699	3,666	6,814	6,647
Direct to consumers	2,522	2,846	4,240	5,408
Other	1,020	760	1,953	1,124

Net sales	$69,399	$70,059	$130,699	$112,411

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